Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated April 1, 2026, relating to the consolidated financial statements of Sono Group N.V. (the "Company") appearing in its Annual Report on Form 10-K for the year ended December 31, 2025. Our report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Grassi & Co., CPAs, P.C.

Glastonbury, Connecticut

July 15, 2026